Exhibit 99.1

M/I Homes Reports
2016 Third Quarter Results

Columbus, Ohio (October 27, 2016) - M/I Homes, Inc. (NYSE:MHO) announced results for the three months and nine months ended September 30, 2016.

2016 Third Quarter Highlights:

•	Net income of $10.9 million ($0.35 per diluted share) which includes a $14.5 million pre-tax charge
($0.30 per diluted share) for stucco-related repairs

•	Net income, excluding the stucco-related charge, increased 28% to $19.9 million or $0.65 per diluted share

•	Revenue increased 22% to a record $442 million

•	New contracts increased 10%; community count up 5%

•	Homes delivered increased 15%; average closing price increased 5%

•	Backlog sales value increased 25% to $821 million; backlog units increased 24% to 2,221

For the third quarter of 2016, the Company reported net income of $10.9 million, or $0.35 per diluted share. This compares to net income of $15.6 million, or $0.51 per diluted share, for the third quarter of 2015. The third quarter of 2016 includes a $14.5 million pre-tax charge ($0.30 per diluted share) for known and estimated future stucco-related repair costs in certain of our Florida communities. For the nine months ended September 30, 2016, the Company reported net income of $36.0 million, or $1.17 per diluted share, compared to net income of $38.5 million, or $1.25 per diluted share, for the same period of 2015. Year-to-date in 2016, the Company has incurred $19.4 million of pre-tax charges ($0.40 per diluted share) related to stucco-related repair costs. Exclusive of these charges, year-to-date net income is $48.1 million compared to $38.5 million in 2015’s same period, a 25% increase.

New contracts for 2016's third quarter were 1,088, an increase of 10% over 2015's third quarter. For the first nine months of 2016, new contracts increased 18% to 3,756 from 3,196 in 2015. M/I Homes had 174 active communities at September 30, 2016 compared to 166 at September 30, 2015. The Company's cancellation rate was 15% in the third quarter of 2016 and 16% in 2015. Homes in backlog increased 24% at September 30, 2016 to 2,221 units, with a sales value of $821 million (a 25% increase over last year’s third quarter), and an average sales price of $370,000. At September 30, 2015, the sales value of homes in backlog was $657 million, with an average sales price of $367,000 and backlog units of 1,788. Homes delivered in 2016's third quarter were 1,148 compared to 994 deliveries in 2015's third quarter - a 15% increase. Homes delivered for the nine months ended September 30, 2016 increased 17% to 3,066 from 2015's deliveries of 2,630.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are very pleased with our third quarter results highlighted by record revenue of $442 million - 22% above 2015’s third quarter, a 10% increase in new contracts, and a 15% increase in homes delivered. We also reached our highest third quarter backlog level in 10 years, with a sales value of $821 million - a 25% increase over 2015’s third quarter. Excluding the $14.5 million stucco-related charge, net income improved by 28%, and our pre-tax operating margin increased to 7.4%. The stucco-related charge we incurred in the third quarter, along with the charges we incurred in the first half of 2016, cover repair costs that we have incurred to date along with our estimate of repair costs that we may incur in the future. ”

Mr. Schottenstein continued, “Looking ahead, 2016, our 40th year in business, is shaping up to be a very good year for M/I Homes. We have a strong backlog going into the last quarter of the year and housing market conditions remain favorable throughout most of our markets. Our financial condition is strong with shareholders’ equity of $632 million and homebuilding debt to capital of 46%. We will continue to focus on increasing profitability, growing our market share, and investing in attractive land opportunities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes' website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through October 2017.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 97,000 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and also currently operates under the name Hans Hagen Homes in its Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defect, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
New contracts	1,088	988	3,756	3,196
Average community count	174	161	176	155
Cancellation rate	15%	16%	13%	15%
Backlog units			2,221	1,788
Backlog value			$821,494	$656,917
Homes delivered	1,148	994	3,066	2,630
Average home closing price	$365	$349	$361	$339

Homebuilding revenue:
Housing revenue	$419,228	$346,562	$1,105,701	$891,674
Land revenue	12,674	7,619	31,816	31,490
Total homebuilding revenue	$431,902	$354,181	$1,137,517	$923,164

Financial services revenue	10,562	9,276	30,564	26,308
Total revenue	$442,464	$363,457	$1,168,081	$949,472

Cost of sales - operations	349,135	285,416	924,106	744,194
Cost of sales - stucco-related charges	14,500	—	19,409	—
Gross margin	$78,829	$78,041	$224,566	$205,278
General and administrative expense	29,160	23,651	78,249	64,690
Selling expense	27,663	24,270	75,462	64,891
Operating income	$22,006	$30,120	$70,855	$75,697
Equity in income of unconsolidated joint ventures	(24)	(36)	(413)	(248)
Interest expense	3,587	3,658	13,160	11,870
Income before income taxes	$18,443	$26,498	$58,108	$64,075
Provision for income taxes	7,501	10,928	22,061	25,587
Net income	$10,942	$15,570	$36,047	$38,488
Preferred dividends	1,218	1,218	3,656	3,656
Net income to common shareholders	$9,724	$14,352	$32,391	$34,832

Earnings per share:
Basic	$0.39	$0.58	$1.31	$1.42
Diluted	$0.35	$0.51	$1.17	$1.25

Weighted average shares outstanding:
Basic	24,669	24,605	24,665	24,551
Diluted	30,139	30,067	30,093	30,021

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	September 30,
	2016	2015
Assets:
Total cash and cash equivalents(1)	$23,308	$28,126
Mortgage loans held for sale	95,545	77,550
Inventory:
Lots, land and land development	554,150	539,517
Land held for sale	15,956	5,803
Homes under construction	544,350	488,041
Other inventory	110,697	100,053
Total Inventory	$1,225,153	$1,133,414

Property and equipment - net	21,792	11,841
Investments in unconsolidated joint ventures	26,528	33,282
Deferred income taxes, net of valuation allowance	39,944	70,943
Other assets	64,967	46,102
Total Assets	$1,497,237	$1,401,258

Liabilities:
Debt - Homebuilding Operations:
Senior notes	$295,401	$226,863
Convertible senior subordinated notes due 2017	56,949	56,375
Convertible senior subordinated notes due 2018	85,246	84,537
Notes payable bank - homebuilding	85,000	156,100
Notes payable - other	8,566	9,363
Total Debt - Homebuilding Operations	$531,162	$533,238

Notes payable bank - financial services operations	91,483	73,239
Total Debt	$622,645	$606,477

Accounts payable	110,179	95,950
Other liabilities	132,821	115,493
Total Liabilities	$865,645	$817,920

Shareholders' Equity	631,592	583,338
Total Liabilities and Shareholders' Equity	$1,497,237	$1,401,258

Book value per common share	$23.58	$21.64
Homebuilding debt / capital ratio(2)	46%	48%

(1)	2016 and 2015 amounts include $1.0 million and $3.1 million of restricted cash and cash held in escrow, respectively.

(2)
The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Adjusted EBITDA(1)	$31,284	$37,694	$96,402	$97,223

Cash flow provided by (used in) operating activities	$(13,952)	$(48,986)	$26,520	$(95,196)
Cash used in investing activities	$(4,023)	$(2,020)	$(19,799)	$(6,048)
Cash provided by financing activities	$12,613	$54,288	$5,384	$110,764

Land/lot purchases	$49,612	$82,639	$146,998	$177,456
Land development spending	$48,230	$63,187	$121,763	$145,414
Land sale revenue	$12,674	$7,619	$31,816	$31,490
Land sale gross profit	$1,063	$905	$3,095	$6,364

Financial services pre-tax income	$5,393	$4,444	$16,136	$14,287

(1)	See "Non-GAAP Financial Results" table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (2)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income	$10,942	15,570	$36,047	38,488
Add:
Provision for income taxes	7,501	10,928	22,061	25,587
Interest expense net of interest income	2,980	3,128	11,531	10,496
Interest amortized to cost of sales	4,963	4,318	13,138	11,637
Depreciation and amortization	3,030	2,478	8,880	7,213
Non-cash charges	1,868	1,272	4,745	3,802
Adjusted EBITDA	$31,284	$37,694	$96,402	$97,223

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (2)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Total revenue	$442,464	$363,457	$1,168,081	$949,472

Gross margin	$78,829	$78,041	$224,566	$205,278
Add: Stucco-related charges	14,500	—	19,409	—
Adjusted gross margin	$93,329	$78,041	$243,975	$205,278

Gross margin percentage	17.8%	21.5%	19.2%	21.6%
Adjusted gross margin percentage	21.1%	21.5%	20.9%	21.6%

Income before income taxes	$18,443	$26,498	$58,108	$64,075
Add: Stucco-related charges	14,500	—	19,409	—
Adjusted income before income taxes	$32,943	$26,498	$77,517	$64,075

Net income	$10,942	$15,570	$36,047	$38,488
Add: Stucco-related charges - net of tax	8,990	—	12,034	—
Adjusted income before income taxes	$19,932	$15,570	$48,081	$38,488

Stucco-related charges - net of tax	$8,990	$—	$12,034	$—
Divided by: Diluted weighted average shares outstanding	30,139	30,067	30,093	30,021
Diluted earnings per share related to stucco-related charges	$0.30	$—	$0.40	$—
Add: Diluted earnings per share	0.35	0.51	1.17	1.25
Adjusted diluted earnings per share	$0.65	$0.51	$1.57	$1.25

(2)
We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations, and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2016	2015	Change	2016	2015	Change
Midwest	407	341	19%	1,409	1,158	22%
Southern	437	399	10%	1,444	1,220	18%
Mid-Atlantic	244	248	(2)%	903	818	10%
Total	1,088	988	10%	3,756	3,196	18%

HOMES DELIVERED
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2016	2015	Change	2016	2015	Change
Midwest	443	363	22%	1,163	962	21%
Southern	410	377	9%	1,158	964	20%
Mid-Atlantic	295	254	16%	745	704	6%
Total	1,148	994	15%	3,066	2,630	17%

BACKLOG
	September 30, 2016			September 30, 2015
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	918	$356	$388,000	701	$265	$378,000
Southern	846	$296	$350,000	706	$256	$363,000
Mid-Atlantic	457	$170	$371,000	381	$136	$357,000
Total	2,221	$821	$370,000	1,788	$657	$367,000

LAND POSITION SUMMARY
	September 30, 2016			September 30, 2015
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	3,846	5,378	9,224	3,619	3,632	7,251
Southern	4,213	5,333	9,546	4,683	5,114	9,797
Mid-Atlantic	2,068	2,381	4,449	2,771	1,743	4,514
Total	10,127	13,092	23,219	11,073	10,489	21,562